Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), by and between Everi Payments Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”), and Michael D. Rumbolz  (“Executive”), is made as of May 5, 2017 (the “Effective Date”). This Agreement amends that certain Employment Agreement, dated February 13, 2016, by and among the Company, Everi Holdings and Executive, as amended by that certain First Amendment to Employment Agreement, dated May 10, 2016, by and among the Company, Everi Holdings and Executive  (collectively, the “Original Employment Agreement”).

R E C I T A L S

A.         The Company and Executive desire to amend and restate the Original Employment Agreement regarding Executive’s employment with the Company.

B.         The Company and Executive therefore wish to enter into this Agreement to amend and restate the Original Employment Agreement.

AGREEMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

1.            Position, Duties, Responsibilities.

1.1.              Position.  The Company hereby employs Executive to render services to the Company in the position of President and Chief Executive Officer, reporting directly to the Board of Directors of Everi Holdings (the “Board”).  The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Board, including, but not limited to, those customarily performed by Presidents and Chief Executive Officers of similarly situated corporations.  Executive agrees to serve in a similar capacity for the benefit of Everi Holdings and any of the Company’s direct or indirect, wholly owned or partially owned subsidiaries or Everi Holdings’ affiliates.  Additionally, Executive shall serve in such other capacity or capacities as the Board may from time to time reasonably and lawfully prescribe.  During Executive’s employment by the Company, Executive shall, subject to Section 1.2, devote Executive’s full energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive shall be deemed an “Executive Officer” for purposes of indemnification by the Company pursuant to Article XI of the Company’s bylaws.

1.2.              Best Efforts; Other Activities.  Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances.    Executive will act in the best interest of the Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company and, except upon the prior written consent of the Board or the Chairman of the Board, Executive will not, while Executive is employed under this Agreement, (i) continue or commence any other full- or part-time employment or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company.  Notwithstanding the foregoing, Executive shall be permitted to (i) manage his personal investments and affairs, and (ii) engage in occasional charitable or professional activities (including Executive’s continued service as an expert witness for one or more business entities) and community affairs outside the scope of Executive’s employment with the Company, so long as such activities do not, either individually or in the aggregate, (A) conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, or (B) interfere with the performance of Executive’s duties hereunder.  In addition, subject to the prior written consent of the Board or the Chairman of the Board (not to be unreasonably withheld or delayed) and subject to Executive’s fiduciary duties to the Company, Executive shall be permitted to serve on the boards of business entities (including, but not limited to, Employers Holdings, Inc., Seminole Hard Rock Holdings, LLC, VICI, Inc. and Open Wager, Inc.), trade associations and charitable organizations, provided that their activities are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service on such boards does not, either individually or in the aggregate, interfere with Executive’s performance of Executive’s duties hereunder.  In the sole discretion of the Board, any such prior written consent may be subsequently revoked in the event that the Board determines, in good faith, that Executive’s position on such a board has developed into a conflict of interest.  In the event of a conflict in the policies of the Company and this Agreement, this Agreement will control the relationship between the parties.

1.3.              Location.  Executive’s principal place of employment shall be at the Company’s corporate headquarters, which is located in Las Vegas, Nevada on the date of this Agreement.

1.4.              Proprietary Information.  Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it. Executive acknowledges and agrees that Executive has continuing obligations under the Employee Proprietary Information and Inventions Agreement, dated February 24, 2016, between Executive and the Company (the “Employee Proprietary Information and Inventions Agreement”).  Executive acknowledges and reaffirms Executive’s obligation to continue to abide fully and completely with all provisions of the Employee Proprietary Information and Inventions Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Executive of such obligations.

1.5.              Regulatory Approval.  Due to the nature of the Company’s business and Executive’s position with the Company, and, in addition to normal employment-related credit, reference and background investigations, Executive may also be required to complete applications required by various regulatory, tribal, state, local or other international governmental authorities in and under whose jurisdiction the Company and its affiliates conduct business, as well as other applications that may be required by regulatory authorities with jurisdiction over the Company and its affiliates. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations.  As an ongoing condition of Executive’s employment, Executive must be able to satisfy all applicable requirements of such governmental and regulatory authorities and obtain all necessary regulatory approvals and licenses.

1.6.              Termination of Prior Employment or Letter Agreements.  The Company and Executive agree that upon the execution and delivery of this Agreement, all employment or letter agreements between the Company and Executive in effect on or prior to the date hereof shall terminate in their entirety and be of no further force or effect, except for (i) the Employee Proprietary Information and Inventions Agreement, (ii) any other agreement or document with respect to any stock option, restricted stock or other equity awards (the “Equity Awards”), and (iii) the Arbitration Agreement as defined in Section 9.1 hereof (collectively, the “Ancillary Agreements”).  In the event of a conflict between this Agreement and the Ancillary Agreements, the terms of this Agreement shall control (except for the Equity Awards, in which case the terms of such Equity Awards shall control).

2.             Compensation of Executive.

2.1.              Base Salary.  In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in regular periodic payments in accordance with Company payroll policy.  Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month.  Such base salary shall not be decreased for any purpose without the prior written consent of Executive, and shall be subject to annual review by the compensation committee of the Board (the “Compensation Committee”), with the first such review to occur during the first calendar year following the date of this Agreement.

2.2.              Bonus.   For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for a discretionary bonus with a target amount equal to one hundred percent (100%) of Executive’s then current base salary and a maximum amount equal to one hundred and fifty percent (150%) of Executive’s then current base salary.  The actual amount of any such discretionary bonus is to be determined by the Compensation Committee based on the measurement of certain performance criteria or goals established by the Compensation Committee.  Except as provided otherwise in this Agreement, Executive shall only be eligible to receive an annual bonus for a calendar year if Executive is employed on the last day of such calendar year and any annual bonus awarded for a calendar year, if any, shall be paid in cash when other senior executives of the Company are paid, and on or before March 15th of the calendar year subsequent to the calendar year in which the bonus amount is earned.

2.3.              Benefits.  Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k) or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management, based upon the eligibility dates described in the applicable benefit plan documents. Executive shall be provided such perquisites of employment, including paid time off, as are provided to all other members of the Company’s senior executive management.  Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.  Any reimbursement Executive is entitled to receive shall (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive, and (iii) not be subject to liquidation or exchange for another benefit.  In addition, so long as the Company offers such benefit to other members of senior executive management, Executive shall be entitled to reimbursement of certain medical expenses under the Company’s Exec-u-care coverage on the same terms as other members of the Company’s senior executive management. The Company shall provide the Executive, for the term of this Agreement, with term life insurance and disability coverage, the terms (including, but not limited to, the dollar amounts) to be mutually agreed upon at a future date.

2.4.              Equity Awards.

2..4.1.     Equity Award Grants.    Executive will be eligible to receive Equity Awards under the Company’s applicable equity incentive plan as then in effect (the “Plan”), as determined by the Compensation Committee.  Any such Equity Award will be subject to the terms and conditions of the Plan and an applicable form of agreement for such Equity Award specified by the Compensation Committee, which Executive will be required to sign as a condition of retaining the Equity Award.

2.4.2.      Restricted Stock Award Grant.  The Board shall grant to Executive, as of the Effective Date, a restricted stock award of 40,000 shares of Everi Holdings’ common stock pursuant to the Plan and the Notice of Grant of Restricted Stock and Restricted Stock Agreement (collectively, the “Restricted Stock Agreement”) to be entered into by and between Executive and Everi Holdings in substantially the form attached hereto as Exhibit A.

3.            Term.

This Agreement shall be effective for a term commencing on the Effective Date and, subject to termination under Section 4, expiring on May 4, 2019 (the “Employment Period”).  Notwithstanding the previous sentence, this Agreement, the Employment Period and the employment of the Executive hereunder shall be automatically extended for successive one-year periods upon the terms and conditions set forth herein, with the next such automatic extension occurring on May 5, 2019, and on each May 5 thereafter, unless the Company or Executive gives the other party written notice (in accordance with Section 16) within the 180 day-period prior to May 4, 2019 (or the relevant May 4 thereafter, as applicable) of such party’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, whereupon, unless earlier terminated in accordance with the provisions of this Agreement, the Employment Period shall expire and this Agreement shall cease to have any further force or effect in respect of any period thereafter. Executive’s last day of employment shall be the “Termination Date” under this Agreement.  For purposes of this Agreement, any reference to the “term” of this Agreement or Executive’s employment with the Company shall include the original term and any extension thereof.    In the event that the Company gives Executive written notice of the Company’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, the parties agree that all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and the Company shall pay Executive only the following:  all base salary earned through the Termination Date and all amounts and benefits earned or incurred pursuant to Section 2.3 through the Termination Date.  Notwithstanding the foregoing, nothing in this provision shall obligate the Company to extend the Employment Period or enter into a new agreement with Executive.

4.             Termination of Employment.

4.1.              Termination by Executive.  Executive may terminate Executive’s employment upon written notice to the Company.  In the event that Executive elects to terminate Executive’s employment for any reason other than for Good Reason (as defined below in Section 4.3), all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and the Company shall pay Executive only the following:  all base salary earned through the Termination Date and all amounts and benefits earned or incurred pursuant to Section 2.3 through the Termination Date.

4.2.              Termination by the Company for Cause.  In the event that the Company terminates Executive’s employment for Cause, all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and the Company shall pay Executive only the following:  all base salary earned through the Termination Date and all amounts and benefits earned or incurred pursuant to Section 2.3 through the Termination Date.  For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Board, and such refusal or failure to act has not been cured within five (5) days following Executive’s receipt of written notice from the Board of such failure, (ii) Executive fails to devote reasonable attention and time to the business affairs of the Company, (iii) Executive is determined by the Board to have been (A) unfit for service (e.g., denied any license, permit or qualification required by, or found unsuitable by, any gaming regulator or other governmental authority), (B) unavailable for service (other than as a result of an Incapacity (as defined below), or (C) grossly negligent in connection with the performance of Executive’s duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within five (5) days following Executive’s receipt of written notice from the Board of the same; (iv) Executive is determined by the Board to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of Executive’s duties on behalf of the Company; (v) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (vi) Executive materially breaches any agreement with the Company which material breach has not been cured within five (5) days following Executive’s receipt of written notice from the Board of the same.

4.3.              Termination by the Company without Cause or Termination by Executive for Good Reason.  In the event that the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason (as defined below), all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and Executive shall be entitled to receive, and the Company shall pay, only the following: all base salary earned through the Termination Date, all amounts and benefits earned or incurred pursuant to Section 2.3 through the Termination Date, and (subject to the conditions set forth in Section 4.8 below) the severance payments and benefits set forth below in Sections 4.3.1 - 4.3.3 in accordance with the terms thereof.  For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment by the Company for reasons other than for “Cause” (and excluding any such termination resulting from Executive’s Incapacity or death).  For the purposes of this Agreement, termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities or authority with the Company, or a material adverse change in the Executive’s reporting responsibilities or title, in each case as they existed prior to such diminution or change without Executive’s consent; (ii) there is a material reduction by the Company in the Executive’s annual base salary rate then in effect without Executive’s consent; or (iii) Executive’s principal work location is relocated outside of the Las Vegas, Nevada metropolitan area without Executive’s consent.  Executive will be deemed not to have terminated Executive’s employment for Good Reason unless (i) Executive has delivered written notice to the Company of Executive’s intent to exercise the rights pursuant to this Section within thirty (30) days following the first occurrence of a condition that would constitute Good Reason and identifying the facts constituting such condition, (ii) the Company has failed to remedy such condition within thirty (30) days following its receipt of such written notice, and (iii) the Executive’s termination of employment for Good Reason is effective no later than ninety (90) days following the first occurrence of such condition.  Executive agrees that Executive may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate Executive’s employment for Good Reason.

4.3.1.        Base Salary Continuation.   If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason,  the Company shall continue to pay Executive’s base salary at the then-current base annual salary rate of Executive (determined prior to any reduction constituting a condition giving rise to Good Reason) for a period of twenty-four (24) months following the Termination Date (the “Salary Continuation Period”).  Such salary continuation shall be paid to Executive in installments in accordance with the Company’s regular payroll procedures, with the initial salary continuation payment to be made on the first regular payroll date of the Company following the Release Deadline (as defined in Section 4.8) and to include a catch-up payment for all regular Company payroll dates occurring between the Termination Date and such initial salary continuation payment date; provided, however, that if the period beginning on the Termination Date and ending on the first Company payroll date following the Release Deadline straddles two calendar years, then the salary continuation payments shall in any event begin in the second such calendar year.  Salary continuation payments shall be subject to standard deductions and withholdings.

4.3.2.        Vesting of Time-Based Equity Awards and Exercise Period.  Upon the Company’s termination of Executive’s employment without Cause or Executive’s termination of Executive’s employment for Good Reason, the vesting of all Equity Awards shall continue to be governed under the terms of such Equity Awards.

4.3.3.        Group Medical Coverage.  The Company shall, following the Executive’s timely election, provide the Executive with continued coverage that existed as of the Termination Date for the Salary Continuation Period under the Company’s group health insurance plans (exclusive of the Exec-U-Care plan) in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive for a period of eighteen (18) months. Notwithstanding the preceding sentence, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of such Salary Continuation Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions, and Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.  Additionally, the Company shall pay Executive on the first day of each month of the six (6) month period following COBRA coverage, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions.

4.4.              Termination for Incapacity.  In the event that Executive suffers an “Incapacity” (defined below) during the term of Executive’s employment hereunder as determined by the Company in its reasonable discretion, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4.  In such event, all of the Company’s duties and obligations under this Agreement shall cease as of the Termination Date and the Company shall pay Executive only the following:  all base salary earned through the Termination Date and all amounts and benefits earned or incurred though Executive’s last day of employment; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any.  In addition, the Company will provide Executive, through the earliest of (x) the month in which he dies, (y) the month in which he attains age 65, and (z) the first month following the Termination Date in which Executive is able to work in a senior executive capacity (with or without reasonable accommodation), and no less frequently than monthly, periodic disability payments at an annual rate equal to 60% of Executive’s base salary as of the Termination Date, in each case offset by the amount of periodic disability benefits provided (other than benefits attributable to his own contributions) under any disability insurance plan or program of the Company or their affiliates. For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive, due to any mental or physical illness, injury or limitation, has been unable to perform the essential duties and responsibilities of Executive’s position for a period of at least 180 days in any rolling 365-day period.

4.5.              Termination upon Death.  In the event that Executive dies during the term of Executive’s employment hereunder, Executive’s employment shall be deemed to have terminated upon the date of death and all of the Company’s duties and obligations under this Agreement shall cease.  In such event, the

Company shall pay Executive’s estate only the following:  all base salary earned through the date of death and all amounts and benefits earned or incurred pursuant to Section 2.3 through the date of death; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participated or with respect to which Executive has designated a beneficiary, if any.

4.6.              Change in Control and Termination Payments.

4.6.1.        Equity Award Acceleration.  Upon a Change in Control (as that or a substantially similar term is defined in the Plan), the vesting of all Equity Awards granted to Executive by the Company shall continue to be governed under the terms of such Equity Awards.

4.6.2.         Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments.  Any reduction in the Payments required by this Section will be made in the following order: (A) Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder), and if there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments; (B) reduction of cash payments that do not constitute deferred compensation; (C) reduction of accelerated vesting of Equity Awards other than stock options; (D) reduction of accelerated vesting of stock options; and (E) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards.  If two or more Equity Awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

4.6.3.         Calculation.  The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section.  The Company will bear all expenses with respect to the determinations by the tax firm required to be made by this Section.  The Company and Executive shall furnish the tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

4.7.              No Other Compensation or Benefits/No Duty to Mitigate.  Executive acknowledges that except as expressly provided in this Agreement, Executive shall not be entitled to any compensation, severance payments or benefits upon the termination of Executive’s employment.  Company acknowledges that Executive is under no duty to seek other employment or otherwise mitigate the obligations of the Company under this Agreement and the Company shall have no right of off-set against the amounts owed to Executive by the Company on account of any remuneration or other benefit earned or received by Executive after Executive’s termination by the Company.

4.8.              Conditions to Severance. Executive will only be entitled to receive the severance payments and benefits set forth in Sections 4.3.1 - 4.3.3 if, on or before the 60th day following the Termination Date (the “Release Deadline”), Executive executes a full general release in the form of Exhibit B hereto, releasing all claims, known or unknown, that Executive may have against the Company and its officers, directors, employees and affiliated companies arising out of or any way related to Executive’s employment or termination of employment with the Company, and the period for revocation, if any, of such release has lapsed without the release having been revoked.  In the event that Executive breaches any of the covenants contained in Sections 7 or 8, the Company shall have the right to (i) terminate further provision of any portion of the severance payments and benefits set forth in Sections 4.3.1 - 4.3.3  not yet paid or provided, (ii) seek reimbursement from Executive for any and all portions of the severance payments and benefits set forth in Sections 4.3.1 - 4.3.3  previously paid or provided to Executive, (iii) recover from Executive all shares of Company stock acquired by Executive pursuant to Equity Awards the vesting of which was accelerated by reason of the severance payments and benefits set forth in Sections 4.3.1 - 4.3.3  (or the proceeds therefrom, reduced by any exercise or pursuant price paid to acquire such shares), and (iv) immediately cancel all portions of Equity Awards the vesting of which was accelerated by reason of the severance payments and benefits set forth in Sections 4.3.1 - 4.3.3.

4.9.              Resignation from Board and Other Positions.  Executive agrees that should Executive’s employment terminate for any reason, Executive will immediately resign all other positions (including board membership) Executive may hold on behalf of the Company and Everi Holdings.

5.             Executive’s Termination Obligations.

5.1.              Return of Company’s Property.  Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

5.2.              Cooperation in Pending Work.  Following any termination of Executive’s employment, Executive shall, at the Company’s request, reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company.  Executive shall also cooperate, at the Company’s request, in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company.

5.3.              Resignation.  Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions as an employee, officer, director or manager then held with the Company, Everi Holdings or any of their respective subsidiaries or affiliates.  Executive agrees to execute and deliver such documents or instruments as are reasonably requested by the Company, Everi Holdings or any such subsidiary or affiliate to evidence such resignations.

5.4.              Survival.  The representations and warranties contained herein and Executive’s and the Company’s obligations under Sections 3,  4,  5,  6,  7, 8 and 9 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.

5.5.              Mutual Nondisparagement.  Employee agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or Company’s employees, officers or directors. Company agrees that it will instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Executive.

6.             Compliance with Section 409A of the Code.

6.1.              This Agreement and all payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code or any regulations or rulings thereunder (“Section 409A”), and shall be construed and interpreted in accordance with such intent.  However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement, and except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by Executive in connection with compensation paid or provided to Executive pursuant to this Agreement.

6.2.              No amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

6.3.              Any right of Executive to receive installment payments under this Agreement shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

7.             Restrictions on Competition after Termination.

7.1.              Reasons for Restrictions.  Executive acknowledges that the nature of the Company’s business is such that it would be extremely difficult for Executive to honor and comply with Executive’s obligation under the Employee Proprietary Information and Inventions Agreement described in Section 1.4 to keep secret and confidential the Company’s trade secrets if Executive were to become employed by or substantially interested in the business of a competitor of the Company soon following the termination of Executive’s employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive’s obligations under such circumstances.

7.2.              Duration of Restriction.  In consideration for the Company’s undertakings and obligations under this Agreement, Executive agrees that during the “Noncompete Term” (defined below) and by virtue of Executive’s unique position and substantial knowledge of Company operations, plans and projects, Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company engages at the time of such termination, in the United States, Canada, the United Kingdom or such other countries in which the Company conducts business at the time of such termination (“Restricted Territory”).  For the avoidance of doubt, the foregoing shall not prohibit Executive from engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments, unless the Company has expanded its operations to encompass such activities at the time of termination.  For purposes of this Agreement, the “Noncompete Term” shall be the period of two (2) years after the termination of Executive’s employment hereunder.  The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision.  The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

7.3.              Assignment.  Executive expressly understands and agrees that all restrictions on employment and solicitation as set for in Sections 7 and 8 are fair and reasonable, and are a material part of this Agreement which would not be entered into by the parties absent mutual agreement to the assignability of the same.

Executive further expressly understands and agrees that Executive’s duties and obligations as set forth in Sections 7 and 8 of this Agreement may be assigned by the Company upon a Change in Control at Company’s discretion.  Executive agrees that Executive has received separate valuable and sufficient consideration in exchange for Company’s right to assign Executive’s obligations and duties as set for in this Sections 7 and 8, such consideration to be paid in the amount of $5,000 upon all parties executing this Agreement.

8.             Restrictions on Solicitation after Termination.

For a period of two (2) years following the termination of Executive’s employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, employee, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from the Company’s employees.

9.             Arbitration.

9.1.           Agreement to Arbitrate Claims.  The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration pursuant to the terms and conditions set forth in that certain National Mutual Arbitration Agreement for Employees of the Company executed by Executive (the “Arbitration Agreement”) in the form attached hereto as Exhibit C.  Claims subject to the Arbitration Agreement shall include contract claims, tort claims, claims relating to compensation and Equity Awards, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act.  However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

9.2.          Enforcement Actions.  Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.

9.3.          Exceptions.  Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the matters described in Sections 7 and 8 above or the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party in contravention of the Employee Proprietary Information and Inventions Agreement or otherwise.  By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

9.4.          Governing Law.  The agreement to arbitrate under this Section 9 and the Arbitration Agreement shall be governed by the Uniform Arbitration Act of 2000 (Nevada Revised Statutes 38.206 et seq).  In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive (and procedural) law of the State of Nevada.

9.5.          Attorneys’ Fees.  Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’

fees.  In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.  The costs and fees of the arbitrator shall be borne equally by Executive and the Company.

9.6.          Survival.  The parties’ obligations under this Section 9 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.

9.7.          Acknowledgements.  THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 9 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 9.  THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.  THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 9 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

10.           Expiration.

The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during the term of such employment.  Upon the termination of Executive’s employment with the Company, this Agreement shall expire and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.

11.           Entire Agreement.

Except as otherwise expressly stated herein, the terms of this Agreement and the Ancillary Agreements are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement and the Ancillary Agreements shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.  To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of the Exhibits shall supersede and be controlling.

12.           Amendments, Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

13.           Assignment; Successors and Assigns.

Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors.  Any purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.

14.           Governing Law.

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

15.           Acknowledgment.

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16.          Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company or Everi Holdings:	Everi Holdings Inc. Attn: Chairman of the Board of Directors 7250 S. Tenaya Way, Suite 100 Las Vegas, NV 89113

If to Executive:	To him at his principal residence as reflected in the records of the Company with a copy (while Executive is employed hereunder) to him at his principal office at the Company

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either party may change its address for notices by giving notice to the other party in the name specified in this section.

17.         Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18.          Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ E. Miles Kilburn	/s/ Michael D. Rumbolz
	E. Miles Kilburn	Michael D. Rumbolz
Chairman of the Board of Directors

EXHIBIT A

RESTRICTED STOCK AGREEMENT

Incorporated by reference to Exhibit 10.5 of Everi Holdings Inc.’s

Current Report on Form 8-K filed with the SEC on May 9, 2017

A-1

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Everi Payments Inc. (“Company”) and Michael D. Rumbolz  (“Employee”) with respect to the following facts:

A.             Employee is employed by Company pursuant to an Employment Agreement setting forth the terms and conditions of employment dated [DATE]  (collectively referred to as the “Employment Agreement”).

B.             Employee’s employment with Company will terminate [without Cause] [for Good Reason] (as that term is defined in the Employment Agreement) effective [DATE] (“Separation Date”), and as of such date Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  As a result, Employee is entitled to those certain severance payments and benefits described in the Employment Agreement, provided Employee enters into this Agreement.

C.             The parties desire to settle all claims and issues that have or could have been raised, in relation to, and arising out of, or in any way connected to, the acts, transactions or occurrences between them to date, including, but not limited to, Employee’s employment with Company and the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements set forth below, the parties agree as follows:

1.           Severance Package.  In exchange for the promises set forth herein and in compliance with the requirements set forth in the Employment Agreement, Company agrees to provide Employee with the payments and benefits set forth in Section 4 of the Employment Agreement (“Severance Package”), to which Employee is not otherwise entitled, absent entering into this Agreement.  Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.  Employee acknowledges and agrees that if Employee violates the terms of this Agreement or the continuing obligations under the Employment Agreement including, but not limited to those pertaining to post-employment restrictions, Company may terminate any payments and the provision of benefits described herein, and seek such other damages or remedies as may be appropriate.

2.           General Release.

Employee knowingly and voluntarily releases and forever discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, attorneys, directors, shareholders, agents, successors and assigns individually and in their business capacity (collectively, “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releases as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•     Title VII of the Civil Rights Act of 1964;

•     Sections 1981 through 1988 of Title 42 of the United States Code;

•     The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

•     The Immigration Reform and Control Act;

•     The Americans with Disabilities Act of 1990;

•     The Age Discrimination in Employment Act of 1967 (“ADEA”);

•     The Worker Adjustment and Retraining Notification Act;

•     The Fair Credit Reporting Act;

•     The Family and Medical Leave Act;

•     The Equal Pay Act;

•     The Genetic Information Nondiscrimination Act of 2008;

•     Chapter 613 of the Nevada Revised Statutes including the Nevada Equal Opportunities for Employment Law — Nev. Rev. Stat. § 613.310 et seq;

•     Nevada Equal Pay Law — Nev. Rev. Stat. § 608.017;

•     Nevada School Visitation Law — Nev. Rev. Stat. § 392.920;

•     Nevada Wage Payment and Work Hour Law — Nev. Rev. Stat. § 608 et seq;

•     Nevada Occupational Safety & Health Act — Nev. Rev. Stat. § 618 et seq

•     any other federal, state or local law, rule, regulation, or ordinance;

•     any public policy, contract, tort, or common law; or

•     any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

2.1            This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims and all claims for attorneys’ fees, costs and expenses.

2.2            Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.  Employee further, waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party identified in this Agreement is a party.

2.3            The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. This general release also does not bar claims or causes of action related to defamation, libel or invasion of privacy. In addition, this general release does not affect Employee’s rights to indemnification by the Company nor Employee’s coverage under the directors and officers insurance policies, if any, maintained by the Company.

2.4            Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.5            Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.         Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Agreement.

4.         Mutual Nondisparagement.  Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. Company agrees that it will instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee.

5.         Confidentiality and Return of Company Property.  In accordance with the terms of his/her Employment Agreement, Employee understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all Company property must be returned to Company.  By signing this Agreement, Employee represents and warrants that Employee has returned to Company, all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties.  In addition, Employee agrees to keep the terms of this Agreement confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Agreement or its terms with any current or prospective employee of Company.

6.         Continuing Obligations and Cooperation.  Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Employee Proprietary Information and Inventions Agreement previously signed by Employee. Employee also agrees that in accordance with his/her Employment Agreement, he/she will cooperate fully in the transition of her duties, and promptly and cooperatively answer any calls or emails the Company may have during the period Employee is receiving severance pay and/or benefits, without further compensation.

7.         No Admissions.  By entering into this Agreement, Company makes no admission that it has engaged, or is now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.         Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before signing this Agreement.

8.1            Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) she has read and understands the terms of this Agreement; (b) she has been advised in writing to consult with an attorney before signing this Agreement; (c) she has obtained and considered such legal counsel as he deems necessary; (d) she has been given 21 days to consider whether or not to enter into this Agreement (although at her option, she may elect not to use the full 21-day period); and (e) by signing this Agreement on or after the Separation Date, Employee acknowledges that she does so freely, knowingly, and voluntarily.

8.2            Revocation/Effective Date.  This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement.  In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it.  Employee’s revocation must be in writing and received by Juliet A. Lim, Chief Legal Officer, jlim@everi.com, 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113on or before the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”).  The Severance Package will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.

8.3            Preserved Rights of Employee.  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9.         Severability.  In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.       Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.  Employee agrees that in the event an action or proceeding is instituted by the Company or any of the Released Parties in order to enforce the terms or provisions of this Agreement, the Company, or Released Parties, as applicable, shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement, to the fullest extent permitted by law.

11.       Affirmation.  Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

12.       Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Nevada.

13.       Counterparts.  This Agreement may be signed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

14.        Entire Agreement; Modification.  This Agreement, including the surviving provisions of the Employment Agreement and Employee Proprietary and Inventions Agreement previously executed by Employee, is intended to be the entire agreement between the parties, and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: , 201	By:

EVERI PAYMENTS INC.

Dated: , 201	By:

EXHIBIT C

FORM OF ARBITRATION AGREEMENT

NATIONAL MUTUAL ARBITRATION AGREEMENT

FOR EMPLOYEES OF EVERI PAYMENTS INC.

EVERI PAYMENTS INC., its parent corporation (if any), affiliates, subsidiaries, divisions, successors, assigns and their current and former employees, officers, directors, and agents (hereafter collectively referred to as “the Company”) seeks to work with our employees to resolve differences as soon as possible after they arise. Often times, differences can be eliminated through internal discussions between an employee and his/her supervisor. Other times, it may be helpful for Human Resources or other Company employees to become involved to help solve a dispute.  To facilitate dispute resolution we have developed a binding arbitration process to settle disputes that are not resolved through more informal means.

The Company and you, on behalf of you, your heirs, administrators, executors, successors and assigns (hereinafter collectively referred to as “you” or “your”) agree pursuant to this Arbitration Agreement (“Agreement”) to arbitrate covered disputes, in lieu of litigating in court.

A.          The Mutual Agreement to Arbitrate:  Overview

The parties acknowledge that by agreeing to arbitration, they are WAIVING ANY RIGHTS TO A JURY TRIAL.

Except for the claims set forth in the paragraph below, you and the Company mutually agree to arbitrate any and all disputes, claims, or controversies (“claim”) against the Company that could be brought in a court including, but not limited to, all claims arising out of your employment and the cessation of employment, including any claim that could have been presented to or could have been brought before any court. This Agreement to arbitrate includes, but is not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the Family and Medical Leave Act; the Americans with Disabilities Act of 1990; Section 1981 through 1988 of Title 42 of the United States Code; any state or local anti-discrimination laws; or any other federal, state, or local law, ordinance or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses or relief, including attorney’s fees.  All claims which could be raised before a court must be raised by the time of the arbitration and the arbitrator shall apply the law accordingly.

Claims not covered by this Agreement are:  (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims based upon the Company’s current (successor or future) stock option plans, employee pension and/or welfare benefit plans if those plans contain some form of a grievance, arbitration, or other procedure for the resolution of disputes under the plan; and (iv) claims by law which are not subject to mandatory binding pre-dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Wall Street Reform Act.  Further, this Agreement does not prohibit the filing of an administrative charge with a federal, state, or local administrative agency such as the National Labor Relations Board (NLRB) or the Equal Employment Opportunity Commission (EEOC).

Likewise, as noted above, the Company agrees to arbitrate any claim against you as per the terms of this Agreement but retains all right to seek injunctions in aid of arbitration.

B.          Class/Collective Action Waiver, Jury Waiver and Administrative Charges

The parties agree all claims must be pursued on an individual basis only.  By signing this Agreement, you waive your right to commence, or be a party to, any class or collective claims or to bring jointly any claim against the Company with any other person, except as provided in the paragraph below.  The parties agree any claim can be pursued, but only on an individual basis, except the lack of co-plaintiffs shall not, in and of itself, be a bar to pursuit of a pattern and practice claim.

In addition, nothing herein limits your right and the rights of others collectively to challenge the enforceability of this Agreement, including the class/collective action waiver.  While the Company will assert that you have agreed to pursue all claims individually in the arbitral forum and may ask a court to compel arbitration of each individual’s claims, to the extent the filing of such an action is protected concerted activity under the National Labor Relations Act, such filing will not result in threats, discipline or discharge.

C.          Severability and Related Issues

The Arbitrator, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to any claim that all or any part of this Agreement is void or voidable, except any determination as to the enforceability of the class/collective action waiver shall be made solely by a court.  If the prohibition against class/collective actions is deemed unlawful, then such action shall proceed forward in court as a collective or class action.  If an arbitrator finds any other provision of this Agreement unenforceable, a court or arbitrator shall interpret or modify this Agreement, to the extent necessary, for it to be enforceable, subject to the sentence above.  This Agreement shall be self-amending; meaning if by law or common law a provision is deemed unlawful or unenforceable that provision and the Agreement automatically, immediately and retroactively shall be amended, modified, and/or altered to be enforceable.  The arbitrator shall have no power under this Agreement to consolidate claims and/or to hear a collective or class action.

D.          The Arbitration Process

Any authorized decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including, but not limited to, attorney’s fees, to the extent such damages are available under law.  Because any arbitral award may be entered as a judgment or order in any court of competent jurisdiction, any relief or recovery to which you may be entitled upon any claim (including those arising out of employment, cessation of employment, or any claim of unlawful discrimination) shall be limited to that awarded by the arbitrator.  Again, the arbitrator has no power to consolidate claims or adjudicate a collective/class action.  All orders of the arbitrator (except evidentiary rulings at the arbitration) shall be in writing and subject to review pursuant to the Federal Arbitration Act.

Any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have been filed if the claim is one which could be filed with an administrative agency. If the arbitration claim raises an issue which could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitation.  A claim may be filed by serving written notice to the Company’s  Human Resources Department with a copy to Chief Legal Officer, 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113, and thereafter by filing an action with JAMS pursuant to JAMS Employment Arbitration Rules.  The filing party is responsible for any filing fee absent extreme financial circumstances.  Each party shall bear its own costs and expenses for the arbitration however the arbitrator’s fee shall be paid by the Company, absent an award from the arbitrator.

The arbitration shall be arbitrated by a single arbitrator in accordance with the JAMS Employment Arbitration Rules except all arbitrators or members of the appeal panel (which is discussed below) must be members of the bar in good standing in the state in which the dispute arose.  Each party may be represented by counsel.

A copy of the JAMS Employment Arbitration Rules, including forms and procedures for submitting a matter for arbitration, are available for you to review at the Human Resource Department.  You may contact JAMS to request a copy of these rules or obtain them from the JAMS website (www.jamsadr.com) or by calling JAMS at 1(800) 352-5267.  If for whatever reason JAMS declines to act as the neutral, the parties shall utilize NAM (www.namadr.com) as the neutral for the arbitration/appeal and shall utilize its Rules for Resolution of Employment Disputes.  Each party agrees that it has had an opportunity to review the current JAMS Employment Arbitration Rules.

1.     Modification to NAM/JAMS Rules

The arbitrator shall apply the Federal Rules of Civil Procedure (except for Rule 23) and the Federal Rules of Evidence as interpreted in the jurisdiction where the arbitration is held.  Also there shall be one arbitrator for the matter up and through submission and determination of a motion for summary judgment.  If a summary judgment is made, the arbitrator must render a written and detailed opinion on that motion within sixty (60) calendar days of submission of all supporting and opposition papers.  If the summary judgment is in any part denied the case shall proceed to hearing before another arbitrator, who did not hear the summary judgment motion. That arbitrator shall be selected from a new panel to be provided by JAMS (or if JAMS declines to be the third party administrator, NAMS).  If no summary judgment is filed then no new arbitrator will be selected to hear the matter, as the original arbitrator will retain jurisdiction.

E.          Consideration For This Agreement

This mutual agreement to arbitration and your accepting employment with the Company shall act as consideration for this Agreement.  The parties agree that the consideration set forth in this paragraph is wholly adequate to support this Agreement.

F.          Other Provisions of this Agreement

To the extent any of the provisions herein conflict with any standard rules of the arbitration service being used, the express provisions of this Agreement shall prevail.

Neither the terms nor conditions described in this Agreement are intended to create a contract of employment for a specific duration of time. Employment with the Company is voluntarily entered into, and you are free to resign at any time.  Similarly, the Company may terminate the employment relationship at any time for any reason, with or without prior notice.  This Agreement shall survive the termination of your employment.

This Agreement shall be governed by and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the maximum extent permitted by applicable law.

This Agreement contains the complete agreement between the parties regarding the subjects covered in it, and supersedes any prior or inconsistent agreements that might exist between you and the Company.  This Agreement can be modified only by an express written agreement signed by both you and the President of the Company.

I KNOWINGLY AND FREELY AGREE TO THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS, WHICH OTHERWISE COULD HAVE BEEN BROUGHT IN COURT.  I AFFIRM THAT I HAVE HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND THAT I HAVE BEEN ADVISED OF MY RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO SIGNING.  BY ISSUANCE OF THIS AGREEMENT, THE COMPANY AGREES TO BE BOUND TO ITS TERMS WITHOUT ANY REQUIREMENT TO SIGN THIS AGREEMENT.

Employee	Date